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IMPERIAL BANK [LETTERHEAD]


May 2, 1996


Mr. Donald Kushner
The Kushner Locke Company
11601 Wilshire Blvd. 21st floor
Los Angeles, CA 90025


RE: Waiver of Sections 6.1 LIMITATION ON INDEBTEDNESS, 6.6 LIMITATION ON PREPAYMENT OF SUBORDINATED DEBT AND 6.16 LIMITATION ON ISSUANCE OF CAPITAL STOCK of the Third Amended and Restated Credit Agreement (the "Credit Agreement") among Kushner-Locke Company and Imperial Bank, dated as of February 9, 1990 and as amended and restated as of December 14, 1990, May 1, 1992, August 31, 1993, and December 31, 1995.


Dear Mr. Kushner:

You have requested that imperial Bank as Agent waive the provision referenced above. The Bank has given its consent and is willing to do so and hereby grants the waiver of Sections 6.1, 6.6 and 6.16 with respect only to the two transactions to be consummated with the New York based underwriter Lew Lieberbaum & Co., Inc., specifically the $750M to $1.5MM bridge loan and the $10MM equity offering.

The forgoing waiver of the sections indicated above is without prejudice to the Bank's rights to enforce all other terms and conditions of the Third Amended and Restated Credit Agreement and these waivers will not be effective beyond the transactions defined or in any other manner obligate the Bank concerning the Revolving Facility.

Except as modified by this waiver, the Credit Agreement remains in full force and effect and this waiver is without prejudice to the Bank's right to enforce all covenants except as waived for the current period.

Please execute the enclosed copy of this letter. Kindly return the executed copy along with a check for the $5,000 waiver fee no later than 12 p.m.
May 3, 1996 for the waiver to become effective.


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Sincerely yours,

/s/ Janice Zeiringer

Janice Zeiringer
Vice President




Acknowledged and agreed 5/2/95, 1996
KUSHNER LOCKE COMPANY


By: /s/  (illegible)
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cc: Ken Libkin, Morgan Rector, Phil Ellis